AGREEMENT

This AGREEMENT entered into on December 5, 2007, by and between ARBOC GROUP, LLC ("The ARBOC Group" herein) and Consolidated Leisure Industries, LLC ("CLI"); a limited liability company organized and existing under the laws of the State of Indiana.

WHEREAS, CLI owns certain subsidiaries that are engaged in the designing, manufacturing, marketing and selling recreational vehicles ("RVs") for a number of years:

WHEREAS, members of The ARBOC Group, through an entity known as ARBOC Technologies, LLC, have developed a unique and patented design of a handicapped-accessible vehicle commonly referred to as a Low Floor Light Duty Bus ("The Product");

WHEREAS, CLI is a wholly owned subsidiary of Coachmen Industries, Inc., a publicly traded company in the United States;

WHEREAS, CLI must comply with all applicable United States regulatory and statutory restrictions, including compliance with the Sarbanes-Oxley Act and must take any action deemed necessary by its parent company, Coachmen Industries, Inc.;

WHEREAS, CLI and The ARBOC Group wish to combine their efforts to manufacture, market and sell The Product through a company, ARBOC MOBILITY, LLC, a limited liability company formed under the laws of the State of Michigan.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained, the parties hereby agree as follows:

ARTICLE 1-ORGANIZATION AND CAPITALIZATION OF ARBOC MOBILITY, LLC

Section 1.01. ARBOC MOBILITY, LLC. By mutual consent and acting in concert, the parties have caused to be formed a new limited liability company formed under the laws of the State of Michigan named ARBOC MOBILITY, LLC. The Articles of Organization and Operating Agreement shall be as mutually agreed by CLI and The ARBOC Group. The principal office of ARBOC MOBILTY shall initially be located in Middlebury, Indiana, and ARBOC MOBILITY, LLC shall have such other offices as determined by its Board of Directors.

Section 1.02. Purpose of ARBOC MOBILITY, LLC. The purpose of ARBOC MOBILITY, LLC shall be to establish and expand a market for The Product which shall be manufactured exclusively by CLI, subject to the terms and provisions of this Agreement, and to engage in other business consistent with this Agreement as may be determined by its Board of Directors.

Section 1.03. Initial Contributions. The authorized membership units of ARBOC MOBILITY, LLC initially shall be 1000 membership units. ARBOC MOBILITY, LLC shall issue thirty percent (30%) of the units to CLI and seventy percent (70%) to The ARBOC Group. Notwithstanding the disparity in ownership of units, the Membership units issued to CLI and The ARBOC Group shall give fifty percent (50%) of the voting units in ARBOC MOBILITY, LLC to CLI and to The ARBOC Group respectively. As full consideration for such shares, CLI and The ARBOC Group shall provide the services, capital and other benefits identified in this Agreement.

Section 1.04. Additional Capital Contributions. In addition to the initial capital contributions, the Members may determine from time to time that additional capital is needed to enable the Company to conduct its business and affairs including but not limited to the expenses or earnest money deposits associated with the acquisition of real property. After making such a determination, and upon approval of at least 75% of the Membership Interests, notice shall be given to all Members in writing at least 30 days before the date on which the additional contributions are due. The notice shall describe, in reasonable detail, the purposes and uses of the additional capital, the amounts of additional capital required, and the date by which payment of the additional capital is due. Each Member's percentage of the total additional capital due shall equal the percentage of each Member's Membership Interest in the Company.

Section 1.05. Transferability of Membership Units.
(a)                 Transfer to a Third Party. Neither party shall voluntarily transfer, sell, assign, pledge, hypothecate, give or otherwise dispose of all or any portion of its Membership Units without the prior written approval of ,the other party, except in connection with a termination of the parties' relationship pursuant to Article 5.
(b)                 Purpose. Each party acknowledges and agrees that the restrictions on transfer of units of ARBOC MOBILITY, LLC herein are reasonable in view of the purpose and intent of the parties.
(c)                 Non-Dissolution. Each party hereby agrees not to petition any authority for the involuntary dissolution of ARBOC MOBILITY, LLC in the event that (1) the other party refuses to approve the transfer or other disposition of Membership Units pursuant to subsection 2.07(a) hereof, or (ii) the other party defaults in any obligation under this Agreement to purchase any Membership Units of the first party.

ARTICLE 2-FINANCING OF ARBOC MOBILITY, LLC

Section 2.01. General Financing Requirements for ARBOC MOBILITY, LLC. Subject to the conditions stated in this Agreement, it is intended that funding for operating costs as outlined in Exhibit 1 hereto shall be provided by CLI. As consideration for such funding, ARBOC MOBILITY, LLC shall execute a line of credit promissory note in the form substantially similar to Exhibit 2 hereto. Interest shall accrue on all indebtedness owed by ARBOC MOBILITY, LLC under said Line of Credit Promissory Note at the rate 1% per month on the principal balance without compounding interest. CLI agrees to provide up to Five Hundred Thousand Dollars ($500,000.00) up to and through January 31, 2008. In the event that ARBOC MOBILITY, LLC is unable to finance its own operating expenses after January 31, 2008, then the provisions of Section 2.03 hereof shall govern.

Section 2.02. Conditions To CLI's Financing. Upon the issuance of five (5) days written notice of termination, CLI shall have no further obligation to finance the operations of ARBOC MOBILITY, LLC. Upon issuance of the notice of termination hereunder, CLI shall remain obligated to complete the manufacture of any units that are in process within a timely manner. If such notice of termination is issued by CLI, then CLI shall transfer its equity ownership in ARBOC MOBILITY, LLC to The ARBOC Group upon receipt of payment of any outstanding balances on the Line of Credit note issued in accordance with this Agreement, and CLI shall forfeit its exclusivity in any intellectual property rights granted hereunder.

Section 2.03. Financing of Administrative Expenses after January 31, 2008. In the event that ARBOC MOBILITY, LLC is unable to finance its own operating expenses after January 31, 2008, then CLI, may at its option, elect to continue to finance such operating expenses on a month-by-month basis in accordance with the terms hereof without further commitment until such time as cash flow of ARBOC MOBILITY, LLC enables it to finance its own operating expenses. Notwithstanding CLI's rights hereunder, it shall have no obligation to continue to fund operating expenses after January 31,2008.

Section 2.04. Outside Financing. No additional financing shall be obtained by ARBOC MOBILITY, LLC without the written consent of the parties hereto.

ARTICLE 3-ENTITLEMENTS TO PROFITS

The parties shall be entitled to distribution of the profits of the company in accordance with their equity ownership in ARBOC MOBILITY, LLC up to the amount of the projected Pre-Tax Profitability as stated in Exhibit 3 hereof. To the extent that ARBOC MOBILITY, LLC shall generate profits in excess of said projected amounts, then CLI and The ARBOC GROUP shall share equally in any such excess profits. After year 3, the profits will be split in accordance with the parties equity ownership interest in the ARBOC MOBILITY, LLC (30% to CLI and 70% to The ARBOC Group) up to a maximum profit of the lesser amount of the year three (3) profitability from the Projections or the actual profitability of ARBOC MOBILITY, LLC from year three of operations provided that CLI meets the production demand of the lesser of 669 units or the actual sales orders with reasonable lead time submitted that calendar year. For any profits realized in an amount greater than the lesser of these two figures, the profits shall be shared equally without consideration to the equity ownership of the parties hereto.

ARTICLE 4-MANAGEMENT OF ARBOC MOBILITY, LLC

Section 4.01. General. The powers, responsibilities and procedures of the members, the Board of Directors, the Operating Management, and officers, managers and deputy managers of ARBOC MOBILITY, LLC shall be as specified in this Agreement and in the Articles of Organization and Operating Agreement (or By-Laws) of ARBOC MOBILITY, LLC.

Section 4.02. Meetings of Members. Annual and special meetings of the members shall be conducted as provided in the Articles of Organization and Operating Agreement.

Section 4.03. Member Issues.  Neither party shall petition any authority for the involuntary dissolution of ARBOC MOBILITY, LLC on the grounds of division or dissension of the members or the Board of Directors.

Section 4.05. Operating Management. The Operating management of ARBOC MOBILTY, LLC is made up of the Executive Management.

The Executive Management shall be comprised of a total of four (4) members, (2) assigned by each of CLI and The ARBOC Group.

Section 4.06. Audit of ARBOC MOBILITY, LLC. At the request of Executive Management, CLI may conduct an internal audit to monitor the financial performance of ARBOC MOBILITY, LLC and shall report the findings from all such audits to the Executive Management and the Members of the Board of Directors. ARBOC and CLI agree to cooperate with such internal auditors fully and to provide access to all information and records necessary for the conduction of such audit(s). All findings and working papers of the auditors shall be available to CLI and ARBOC. ARBOC MOBILITY, LLC shall be responsible for paying all costs associated with the internal audit including the time and expense incurred by CLI in completing the audit.

Additionally, CLI shall have the right to conduct such an internal audit at its own expense at anytime.

Section 4.07. External Audit. Executive Management shall have the authority to retain external auditors.

Section 4.08. Reporting Obligations. As determined by the Executive Management, ARBOC MOBILITY, LLC shall report to the Executive Management, the daily, weekly, monthly, quarterly and annual financial performance numbers.

Section 4.09. Administrative Services. Executive Management shall have the authority to arrange for the outsourcing of the administrative functions of the ARBOC MOBILITY, LLC. Initially, these functions will be performed CLI.

ARTICLE 5-CONTRACTS WITH CLI

Section 5.01. Contracts with CLI. ARBOC MOBILITY, LLC shall purchase products made by CLI in accordance with the terms of the Long Term Supply Agreement and Long Term Services Agreement that are attached hereto as Exhibits 1 and 4 provided that CLI shall reasonably satisfy the production requirements of ARBOC MOBILITY, LLC.

Section 5.02. Other Contracts Prohibited. ARBOC MOBILITY, LLC will exclusively sell, market and distribute only products made or licensed by CLI, except with the prior written consent of CLI, which consent may be withheld for any reason.

Section 5.03. Exclusive Patent Rights. ARBOC MOBILITY, LLC has the exclusive license for certain patent(s) necessary for the design and manufacture of The Product. Said Patents are more fully depicted in Schedule 1 hereto. ARBOC MOBILITY, LLC agrees to obtain the consent of the patent holder to license and/or assign its rights under such exclusive license to CLI for the manufacture, design, sale and other related matters of The Product at no cost or royalty fee to CLI, and to execute appropriate agreements to document such entitlements. Further, the parties hereto agree that CLI shall have the right to issue any necessary sub-license of the patents for the specific purpose of enabling third parties to provide services in relation to CLI's manufacture of The Product. CLI shall further have the exclusive right to obtain further license of the technology for use with unrelated products. The terms of any such further license, including the license fee to be paid to ARBOC MOBILITY, LLC, shall be the subject of a separate, independent agreement.

Section 5.04. Improvements, Innovations, Designs or Inventions. Any improvements, innovations, designs or inventions developed, discovered or acquired by ARBOC MOBILITY, LLC applicable to the manufacture, design, or distribution of The Product shall be exclusively licensed to CLI, royalty free, for use in the North American Free Trade Agreement area.

ARTICLE 6-TERMINATION

Section 6.01. Events of Termination. The parties' relationship, but not necessarily ARBOC MOBILITY, LLC, shall be terminated by mutual agreement of the parties or upon the occurrence of any of the following events:
i.
If ARBOC MOBILITY, LLC requires capital to fulfill its agreed upon objectives in an amount in excess of the amount CLI has agreed to provide pursuant to Article 2 hereof, and CLI and ARBOC after discussions, are unable to reach agreement on the further capital financing of ARBOC MOBILITY, LLC;

ii.	If a deadlock occurs in the Executive Management (subject to the provisions of Article 9).
iii.	In the event that CLI purchases the equity interests of The ARBOC Group in accordance with paragraph 6.02 hereof.
iv.	Five (5) days after issuance of a notice of termination or intent not to fund issued under paragraph 2.02 hereof;
v.	Five (5) days upon CLI's issuance of written Notice of Termination upon the failure of ARBOC MOBILITY, LLC to meet the following minimum firm sales orders on a cumulative basis:
i.	March 31,2008: 45
ii.	June 30, 2008: 75
iii.	September 30, 2008: 105
iv.	December 31,2008: 135
v.	The failure to procure a minimum of thirty (30) sales in any subsequent fiscal quarter.
For the purposes of this subsection, a "sale" shall mean receipt of a firm, irrevocable purchase order.

Section 6.02. CLl's Right to Purchase Interests of The ARBOC Group.
i.
(a)  after the completion of the second fiscal year of ARBOC MOBILITY, LLC, CLI shall have the exclusive right to purchase the ownership interest of The ARBOC Group if and only if the Pre-Tax Profit Projections are met or exceeded. In the event that Pre-Tax Profit projections are not met or exceeded, then CLI shall have the absolute right to assume control of the management of ARBOC MOBILITY, LLC and shall have the exclusive right to purchase the ownership interests of The ARBOC Group at the conclusion of the third fiscal year of operation.

ii.
(b)  Valuation. The parties shall agree upon the value of the ownership interest, taking fully into account CLI's thirty percent (30%) interest in profits up to the Projections and fifty percent (50%) interest in profits that exceed the Projections. In the event that the parties are unable to agree upon a valuation. Then, each party shall select a single business valuation expert ("valuator") who must have automotive industry experience. The parties agree that the method of valuation shall be a discounted projected cash flow valuation. The determinative value shall be the mean of the two valuator's opinions provided that the valuator's opinions are within twenty percent (20%) of the other's opinion. In the event that they are not within twenty (20%), then a third business valuator who shall be selected jointly by the valuators shall reach a final, determinative opinion of the value of The ARBOC's Group's ownership interest.

iii.
(c)  Timing of Exercise of Option. CLI may exercise its option within 30 days of the end of any fiscal year or 30 days within the end of any mid-fiscal year by providing written notice of the intent to exercise to The ARBOC Group.

iv.
(d)  Terms of Purchase. The terms of CLI's purchase hereunder shall be cash up to a maximum of Two (2) million dollars with any remaining balance payable on a five year term with a two year balloon at the Prime Rate minus one provided that CLI shall pledge the acquired membership units as collateral for the repayment of any such balance. Payments under such obligation shall be made on a monthly basis.

Section 6.03. Rights and Obligations. If the relationship is terminated pursuant to written notification from CLI, then CLI shall transfer to The ARBOC Group one hundred percent (100%) of CLI's ownership interest in ARBOC MOBILITY, LLC upon the satisfaction of all indebtedness owed to CLI by ARBOC MOBILITY, LLC and for no additional consideration. ARBOC MOBILITY, LLC shall pay any balances owing under the Line of Credit note provided for herein shall be due and payable within one hundred eighty (180) days of any notice of termination. In the event that ARBOC MOBILITY, LLC shall be terminated upon any other basis contained in this ARTICLE, ARBOC MOBILITY, LLC shall satisfy all outstanding liabilities and the remaining assets shall be distributed in accordance with the then existing ownership interests of CLI and The ARBOC Group.

Section 6.04. Release, Discharge and Indemnification
vi.
       Release and Discharge. Upon a termination of the parties' relationship pursuant to this Section, ARBOC MOBILITY, LLC and its successors and assigns shall release and forever discharge CLI and The ARBOC Group and their respective successors and assigns and their respective employees and directors assigned to ARBOC MOBILITY, LLC from any and all claims, demands, costs, expenses, or compensation for or on account of any damages, loss, or injury, whether developed or undeveloped, resulting or to result, known or unknown, past, present or future, in any way arising out of, relating to, or concerning liabilities and/or violations of the ARBOC MOBILITY, LLC that have occurred on or before such termination.

vii.
       Indemnification of CLI and The ARBOC Group. ARBOC MOBILITY, LLC and its successors and assigns shall indemnify and hold harmless CLI and The ARBOC Group from and against all liabilities incurred by them as a sole result of the events specified in paragraph (i) of this subsection unless CLI or The ARBOC Group to any extent, as independent entities, caused the liability or violation. If an action, suit, or proceeding shall be commenced, or any claim, demand or assessment be asserted against CLI or The ARBOC Group in connection with such events and in respect of which CLI and The ARBOC Group, as the case may be, proposes to demand indemnification, such party may be, proposes to demand indemnification, such party demanding indemnification shall notify ARBOC MOBILITY, LLC of such demand promptly, and ARBOC MOBILITY, LLC shall have the right to assume the entire control of the defense, compromise, or settlement thereof, including at its own expense employment of counsel, and, in connection therewith, the party demanding indemnification shall cooperate fully in such defense and make available to the ARBOC MOBILITY, LLC all pertinent information under its control.

viii.
       Indemnification of Employees, Officers and Directors of CLI and The ARBOC Group. ARBOC MOBILITY, LLC and its successors and assigns shall, to the fullest extent permitted by law, indemnify and hold harmless the employees, officers and directors of CLI and The ARBOC Group assigned to ARBOC MOBILITY, LLC from and against liabilities incurred by them as a result of the events specified in paragraph (i) of this subsection.

ARTICLE 7-OPTION TO PURCHASE INTEREST
CLI shall have the exclusive option to purchase the interest of the remaining members of ARBOC MOBILITY, LLC in accordance with the provisions of Article 6 hereof.

ARTICLE 8 -CONFIDENTIALITY
Without the other's prior written consent, the parties hereto agree to keep the existence of this Agreement confidential and agree not to disclose the same generally to the public except and unless as required by law.

ARTICLE 9-DISPUTE RESOLUTION
Other than injunctive relief to enforce specific performance or the prohibitions under this Agreement or the licenses and contracts contemplated hereunder, any dispute, controversy or claim arising out of or relating to this Agreement or the operation of ARBOC MOBILITY, LLC which has not been resolved in the normal course through friendly discussions shall be settled first through discussions to be conducted by personal meeting of the Chief Executive Officers of CLI and The ARBOC Group in Middlebury, Indiana. In the event the parties are unable to reach resolution within thirty (30) days following such discussions, then the matter shall be submitted to non-binding mediation to be held in Elkhart, Indiana. In the event that non-binding mediation is unsuccessful in reaching a resolution, then either party may submit this matter to final and binding arbitration to be held in Chicago, Illinois and to be conducted in accordance with the Commercial Rules of the American Arbitration Association. If the parties agree upon an arbitrator, then the matter may be scheduled and conducted without the use of the administration of the American Arbitration Association. If the parties cannot agree upon an arbitrator, the matter shall be submitted to the American Arbitration Association for administration of the claim(s) in accordance with the rules of this Agreement.

Each party shall be solely responsible for its own costs. The arbitrator shall not draft an opinion regarding his / her arbitral award. The arbitral award shall be recognized and may be filed in and enforced by any court of competent jurisdiction. The parties may use equitable and injunctive powers of any court of competent jurisdiction to enforce compliance with this dispute settlement procedure.

ARTICLE 10-COVENANTS

Section 10.01. Restrictive Covenants. The parties agree that during the term of this Agreement and for a period of two (2) years thereafter if CLI purchases ARBOC's interest herein, neither party shall directly or indirectly
(1)	solicit for employment or contract any employee of the other; or
(2)              solicit any of the others' or ARBOC MOBILITY, LLC'S customers or suppliers in relation to sales of The Product or any similar products manufactured by any other other vehicle manufacturer.

The ARBOC Group further agrees that in the event that CLI shall terminate this relationship or cease funding that for a period of two (2) years from such termination or cessation of funding, The ARBOC Group will refrain from:
(1)	solicitation of any CLI employee;
(2)	solicitation of any of CLI's (or its subsidiaries) recreational vehicle customers.

This restrictive covenant specifically applies to all entities in which The ARBOC Group possesses any ownership interest or employment relationship, including ARBOC TECHNOLOGIES, LLC. The ARBOC Group agrees to deliver a restrictive covenant in favor of ARBOC Mobility, LLC prohibiting ARBOC TECHNOLOGIES, LLC from competing against it.

Section 10.02. Accurate Records. ARBOC MOBILITY, LLC shall maintain complete and accurate books and financial records, correctly reflecting all of its business transactions in accordance with generally accepted accounting principles. CLI and The ARBOC Group shall have complete and open access to such books and financial records. The Chief Financial Officer and Controller of ARBOC MOBILITY, LLC shall serve at the unanimous pleasure of The ARBOC Group and CLI.

Section 10.03. Disputes Concerning Financial or Accounting Matters. In the event of any dispute concerning the financial or accounting of ARBOC MOBILITY, LLC, the dispute shall be referred an This restrictive covenant specifically applies to all entities in which The ARBOC Group possess any ownership interest or employment relationship, including ARBOC TECHNOLOGIES, LLC. The ARBOC Group agrees to deliver a restrictive covenant in favor of ARBOC Mobility, LLC prohibiting ARBOC TECHNOLOGIES, LLC from competing against it.

independent accounting firm, whose decision and findings shall be final and binding. The fees of said accounting firm shall be borne entirely by ARBOC MOBILITY, unless the accounting firm also finds that either party was clearly in error, in which case the party in error shall pay the fees of said accounting firm or, if already paid, shall reimburse ARBOC MOBILITY, LLC all amounts paid for said fees.

Section 10.04. Confidentiality. The parties recognize that each may provide confidential information, know-how, technology or other form of data in furtherance of the objectives of ARBOC MOBILITY, LLC. The parties, therefore, agree to be bound by the Confidentiality Agreement previously executed by the parties which is attached hereto as Exhibit 5.

ARTICLE 11-REPRESENTATIONS AND WARRANTIES OF The ARBOC Group

Section 11.01 Validity of Patent licenses. The ARBOC Group represents that the patents depicted herein in Schedule 1 are valid and existing patents and further that the license of such patents to ARBOC MOBILITY, LLC and subsequently to CLI is the only existing license of said patents and shall remain exclusive in accordance with the express terms of said license agreements. The ARBOC Group further agree to take all necessary action to defend the rights in said patents to maintain current protection of the technologies protected thereby.

Section 11.02 Absence of Conflicts. The execution and delivery of this Agreement by The ARBOC Group and the consummation of the transactions required hereunder (1) do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction currently applicable to The ARBOC Group or any of its property or assets, and (ii) at and after the Closing will not violate or conflict with any charter provision or bylaw of The ARBOC Group or any of its business entities in which any member of The ARBOC Group possesses ownership interests or any existing mortgage, indenture, contract, licensing agreement, financing statement or other agreement binding on ARBOC.

Section 11.03. Survival of Representations and Warranties. These representations and warranties shall continue from date of execution of this Agreement and shall survive the termination of this Agreement.

ARTICLE 12 -REPRESENTATIONS AND WARRANTIES OF CLI

Section 12.01 Organization and Standing. CLI is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana with the requisite power to enter into and perform its obligations under this Agreement in accordance with its terms.

Section 12.02 Authority. CLI has full right, power, and authority to execute and deliver this Agreement and to perform its terms. CLI has taken all required corporate actions to approve and adopt this Agreement. This Agreement is a duly authorized, valid and binding agreement of CLI enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Section 12.03. Absence of Conflicts. The execution and delivery of this Agreement by CLI and the consummation of the transactions required hereunder (1) do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction currently applicable to CLI or any of its property or assets, and (ii) at and after the Closing will not violate or conflict with any charter provision or bylaw of CLI or any of its subsidiaries or any existing mortgage, indenture, contract, licensing agreement, financing statement or other agreement binding on CLI.

Section 12.04. Survival of Representations and Warranties. These representations and warranties shall continue from date of execution of this Agreement and shall survive the. termination of this Agreement.

ARTICLE 13-TAXATION AND INSURANCE

Section 13.01. Income Tax and Other Taxes. ARBOC MOBILITY, LLC shall pay all taxes required under laws and regulations of any governing bodies.

Section 12.02. Insurance. ARBOC MOBILITY, LLC shall at all times maintain insurance coverage of the types and in the amounts determined and approved by the Board of Directors.

ARTICLE 14-FORCE MAJEURE
Neither Party shall be liable for failure to perform its obligations hereunder due to causes beyond its control, including but not limited to labor disputes, acts of God, fire, flood or other catastrophes; any law, order, regulation or request of governmental authority of competent jurisdiction, national emergencies, insurrections, riots, wars, acts of terrorism, power failures, severe weather conditions or acts or omissions of transportation common carriers.

ARTICLE 15 -MISCELLANEOUS PROVISIONS

Section 15.01. Duration of Agreement. This Agreement shall continue in full force and effect unless terminated in accordance with the provisions of Section 8.06 of Article 9 hereof.

Section 15.02. No Assignment. Neither party to this Agreement may assign, transfer or otherwise convey any or all of its rights or obligations hereunder without the prior written consent of the other party, which may be withheld for any reason. Any attempt to assign, transfer or otherwise convey such rights or obligations without the requisite consents shall be void and of no effect.

Section 15.03. Entire Agreement: Amendment. This document with the annexed Exhibits sets forth the entire understanding between the parties relating to the subject matter contained herein and merges all prior discussions between them. No amendment to this Agreement shall be effective unless it is in writing and executed by the parties hereto.

Section 15.04. Severability. If anyone or more of the provisions contained in this Agreement or in any document executed in connection herewith (other than provisions constituting a material consideration to a party's entering into this Agreement or such other document) shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties shall use their best efforts to achieve the purpose of the invalid provision.

Section 15.05. Governing Law. This Agreement and all actions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of the State of Indiana, including the principles of conflict of laws thereof.

Section 15.06. Compliance with Laws. ARBOC MOBILITY, LLC will strictly comply with all provisions of the Sarbanes-Oxley Act and other applicable laws. ARBOC MOBILITY, LLC shall defend, indemnify and hold harmless ARBOC and CLI and any related companies for any loss, action or damage incurred as a result of any noncompliance by ARBOC MOBILITY, LLC with any such law.

Section 15.07 Notices. All notices, certificates, requests, demands, and other communications hereunder shall be in writing and may be personally served or sent by telex or certified or registered mail. All such notices, certificates, requests, demands and other communications shall be delivered to the party to receive same at the addresses indicated below (or at such other addressees) as a party may specify in a written notice).

If to CLI:
Michael R. Terlep
423 North Main Street
Middlebury, IN

With copy to:
Lorijean Oei
423 North Main Street
Middlebury, IN

P.O. Box 30
423 North Main
Middlebury, IN 46540

If to The ARBOC Group:
James Bartel
3504 Car Drive
Commerce Twp, MI 48382

With copy to:
Robert Ledbetter
2115 North Vermont
Royal Oak, MI

Section 15.08. Exhibits. The Exhibits are an integral part of this Agreement and all references herein to this Agreement shall encompass such Exhibits.

Section 15.09. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.10. Headings. The inserted headings are for convenience only and should not be used to construe or interpret this Agreement.

Section 15.11. Precedence. In the event of a discrepancy or inconsistency between (i) this Agreement, and (ii) the Articles of Organization, Bylaws or the procedures of ARBOC MOBILITY, LLC, the provisions of this Agreement shall control to the extent permitted by law.

Section 15.12. Drafting. This Agreement and the Exhibits hereto have been negotiated at arms length, and the parties hereto agree that neither shall be deemed responsible for the authorship thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[SIGNATURES ON NEXT PAGE]
THE ARBOC GROUP	CONSOLIDATED LEISURE INDUSTRIES, LLC

/s/ James J. Bartel	/s/ Michael R. Terlep, Jr.
Member	Michael R. Terlep, Jr.
Printed Name: James J. Bartel	President

Consolidated Leisure Industries, LLC.
Long Term Purchase/Supply Agreement
ADMINISTRATIVE SERVICES AGREEMENT

This agreement, dated the 5th day of December 2007, is entered by and between Consolidated Leisure Industries, LLC an Indiana limited liability company, hereinafter "CLI," and ARBOC MOBILITY, LLC., a Michigan Limited Liability Company, hereinafter "ARBOC".

Now therefore, the parties hereto agree as follows:

1	Term. The term of this agreement shall be from December 5,2007 to December 31,2012.

2
Purchase and sale of Administrative Services. ARBOC commits to the purchase from CLI" certain administrative services, including but not limited to human resources, accounting, payroll, benefits, IT, legal and other administrative services in accordance with the terms of this Agreement.

3
Purchase Price. The purchase price for Services covered by this Agreement shall be equal to Twenty-Two Thousand Dollars ($22,500.00) per month. CLI shall have the right to seek an annual adjustment of the amount paid hereunder based upon experience.

4
Payment. Payment to CLI shall be due within fifteen (15) days of submission of monthly statements for the provision of such services. Interest on the any outstanding balances shall accrue at the rate of 1% per month.

5	Termination. In the event that CLI shall terminate the Agreement executed by and between the parties on even date herewith, then this Agreement shall immediately terminate.

THE ARBOC GROUP	CONSOLIDATED LEISURE INDUSTRIES, LLC

By: /s/ James J. Bartel	By: /s/ Michael R. Terlep, Jr.
Member	Michael R. Terlep, Jr. President
Date: 12/5/07	Date: 12/5/07

Consolidated Leisure Industries, LLC.
Long Term Purchase/Supply Agreement
This agreement, dated the 5th day of December 2007, is entered by and between Consolidated Leisure Industries, LLC an Indiana limited liability company, hereinafter "CLI," and ARBOC MOBILITY, LLC., a Michigan Limited Liability Company, hereinafter "ARBOC".

Now therefore, the parties hereto agree as follows:

1.   Term. The term of this agreement shall be from December 5,2007 to December 31,2012.•
2.   Purchase and Sale of Low Profile, handicap accessible buses. In accordance with the terms of this Agreement, ARBOC commits to the purchase from CLI the low profile, handicap accessible buses to be sold by ARBOC (collectively, "The Products" ).
3.   Purchase Price. The purchase price for Goods covered by this Agreement shall be equal to CLI's cost to manufacture (hereafter referred to as "cost of sales") The Products plus nine percent (9%). CLI's "cost of sales· is comprised of material costs, factory overhead costs and labor costs. CLI shall establish a standard cost of sales based on established standard material, standard labor and standard overhead costs. The parties hereto agree that for the Initial five production units, the "cost of sales· shall be equal to the actual Incurred costs to manufacture. Thereafter, the parties agree that, relying upon the data establishing the cost to manufacture the initial five units, CLI shall establish a standard cost of sales at a fixed figure for a period of calendar year quarters, subject to adjustments due to variances from established standard costs only as specifically provided herein. At the conclusion of each calendar year quarter period, the established standard costs shall be republished by CLI accounting for any deviations in the costs realized during the prior three (3) month period that are not practically controllable by CU. Specific variances to the pricing shall be allowed for certain commodities as provided in paragraph 4 hereof and for any deviation that is not practically controllable by CLI from any single applicable Bill of Material item that is in excess of twenty percent (20%). For any deviation that is not practically controllable by CLI in excess of twenty percent (20%) ("The Recoverable Excess"), CLI shall be entitled to charge ARBOC an amount equal to The Recoverable Excess and the same shall be paid within thirty (30) days of receipt of a verified statement establishing the same. Additionally, CLI will conduct a cost review at the end of each quarter and within the first fifteen (15) days of each quarter, shall provide a verified statement of any deviations that are not practically controllable by CLI from the prior quarter's Bill of Materials. Any and all product changes made at the request of ARBOC that result in a change to the standard cost of sales will be passed through when the product change is implemented. Product changes resulting in ongoing design, process or material changes will result in changes to standard costs at time of Implementation.

For the initial five (5) production units only, any amount of cost of sales in excess of Fifty-Five Thousand Dollars ($55,000.00) per unit shall be charged to ARBOC as an additional line item on invoices issued for the next one hundred (100) units in equal proportion.

4.  Adjustments for Steel, Aluminum and Resin-based materials. The purchase price of Steel, Aluminum and Resin-based materials shall be fixed for each calendar month and subject to adjustment based upon published commodity prices for the same. For purposes of this agreement, the initial baseline cost of steel, aluminum and resin-based materials shall be as published by CLI. If pricing is adjusted, a new baseline price will be established based on the "spot settlement price" of the commodity as reported by NYMEX at the close of business on the last day of the month preceding the month that prices are adjusted.

5.   Payment. Payment to CLI shall be made simultaneously upon receipt of payment from ARBOC's customer but in no event in excess of thirty (30) days after sale to customer Any balances due after thirty (30) days from the date of sale shall accrue interest at the rate of 1% per month.

6.   Inventory. CLI shall be under no obligation to maintain a finished goods inventory of The Product sold hereunder. Further, it Is understood that The Products sold by CLI to ARBOC shall be subject to irrevocable purchase orders placed by ARBOC's customers.

[SIGNATURES ON PAGE 2]
THE ARBOC GROUP	CONSOLIDATED LEISURE INDUSTRIES, LLC

By: /s/ James J. Bartel	By: /s/ Michael R. Terlep, Jr.
Member	Michael R. Terlep, Jr. President
Date: 12/5/07	Date: 12/5/07

Line of Credit Note

$1,000,000.00

On December 5, 2007 the undersigned (the "Borrower"), who, if two (2) or more, jointly and severally promises to pay to the order of CONSOLIDATED LEISURE INDUSTRIES, LLC ("CLI'), at its main office, the lesser of ($1,000,000.00) or the amount of advances made by CLI to Borrower under the terms and conditions of the Long Term Supply Agreement and Long Term Services Agreement and the Agreement all executed by and between CLI and Borrower on even date herewith (said documents are attached to this instrument and marked as exhibits 1,2 and 3 respectively) (the "Agreements"). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Agreements or upon termination of any one or more of the Agreements. This Note is the Note described in the Agreement.

Interest shall accrue hereon at the rate of one percent per annum, compounded annually.

The Borrower may prepay this note in whole or in part at any time.

CLI is authorized to make, from time to time and based upon CLI's records, notations on its records as to the date and amount of each advance, the date and amount of each payment of principal and interest received by CLI, the principal balance of this note, and the date to which interest has been paid. On a monthly basis, CLI will provide to Borrower a Borrowing Certificate that shall state the principal and accrued interest outstanding on this Note.

Borrow~ shall be in default under this Note if, upon termination of any of The Agreements, Borrower fails to pay the entire amount due hereunder within one hundred eighty (180) days of issuance of such written notice of termination.

Borrower shall promptly reimburse CLI for all reasonable costs and expenses (including, but not limited to, attorney fees) incurred by CLI in pursuing its rights hereunder.

Any request, notice, or demand by or on behalf of CLI, when delivered, or deposited for delivery, postage prepaid, by certified or registered United States mail to Borrower at Borrower's address set forth below, shall constitute, but shall not preclude other means of, an effective request, notice, or demand. Borrower waives all notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this note(including, without limitation, presentment and notice of dishonor). All provisions of this note shall be governed by and interpreted in a manner consistent with applicable Indiana and United States law. Unenforceability of any provision or any application of any provision of this note in any jurisdiction shall not affect the enforceability of such provision or such application in any other jurisdiction or of any other provision or any other application of any other provision of this note in any jurisdiction.

“BORROWER”:
ARBOC MOBILITY, LLC

By:  /S/  James J Bartel
Member
Printed Name:  James J Bartel
(Printed Name and Title)

Borrower's address:

NONDISCLOSURE AND CONFIDENTIALITY AGREEMENT
Between
CONSOLIDATED LEISURE INDUSTRIES, LLC
and
ARBOC

1.           This Agreement is entered into by Consolidated Leisure Industries, LIC , an Indiana limited liability company ("CLI") and ARBOC ("ARBOC"). CLI and ARBOC desire to discuss certain information relating to a possible creation of a Joint Venture. During the course of such discussions, ARBOC and CLI will have access and exposure to technical, confidential and proprietary knowledge and information owned by the other party. The parties hereto stipulate and agree that such disclosure and said discussions in contemplation of a possible business relationship are each, separately, sufficient valuable consideration for this Agreement.

2.           ARBOC recognizes that CLI's business involves confidential and proprietary knowledge and information, including methods, processes, techniques, financial data, customer lists, equipment designs, and skills ("Information") vital to its security and growth. ARBOC recognizes that CLI has researched, investigated, advertised, solicited, rendered services, obtained customers and expended large sums of money developing and supporting its Information, and acknowledges that any disclosure of Information would substantially injure its business, impair its investments and goodwill, injure the business of CLIs representatives and jeopardize CLI's relationships with its representatives, suppliers, and customers. ARBOC understands that any Information revealed by CLI to ARBOC in contemplation of performance of a contract or relationship between CLI and ARBOC remains the exclusive property of CLI unless expressly stated otherwise.

3.           CLI recognizes that ARBOC's business involves confidential and proprietary knowledge and information, including methods, processes, techniques, financial data, customer lists, equipment designs, and skills ("Information") vital to its security and growth. CLI recognizes that ARBOC has researched, investigated, advertised, solicited, rendered services, obtained customers and expended large sums of money developing and supporting its Information, and acknowledges that any disclosure of Information would substantially injure its business, impair its investments and goodwill, injure the business of ARBOC's representatives and jeopardize ARBOC's relationships with its representatives, suppliers, and customers. CLI understands that any Information revealed by ARBOC to CLI in contemplation of performance of a contract or relationship between CLI and ARBOC remains the exclusive property of ARBOC unless expressly stated otherwise.

4.           The parties hereto will not use, except for the above purposes, or disclose or communicate to any third party, or to any of its employees who do not need to know in the performance of their duties, any Information received from the other, except with the prior written permission from the other party and only after signing an agreement binding them to the protection and non-disclosure of the Information to the same extent as hereunder. The parties hereto will, upon request by the other, surrender any and all originals, copies, data, drawings, notes, extracts, summaries and other records of, or concerning, the requesting party's Information. The parties further agree to use their best efforts to regain any such materials that have been transmitted to any third party.

5. The parties, on behalf of themselves, their employees, and their subsidiaries and related organizations, acknowledge and agree that all Information received from the other during any preliminary negotiations prior to the date of execution of this Agreement is subject to this Agreement.

6. The parties agree to take all reasonable and necessary steps to protect the confidentiality of the Information and data disclosed, and will use at least the same degree of care with respect to the Information as it does with their own confidential information.

7.           Restrictions on use and obligations of confidentiality and nondisclosure shall remain in effect for five (5) years after the last date written below, provided that such restrictions and obligations will not apply to information which:

(a) is already known by the recipient party, as shown by written records in its possession at the time such information is received;
(b) is already part of the public domain at the time of disclosure, or subsequently becomes part of the public domain through no fault of party owning the Information;
(c) becomes available to a party hereto from a third party who is not under obligation to party owning the Information with respect thereto; or,
(d) is independently developed by                                                                an employee or consultant of a party hereto who had no knowledge of or access to the Information.

All Information disclosed hereunder shall be presumed to be confidential and proprietary unless shown otherwise. The restrictions and obligations apply to non-patented novel combinations or applications of known processes or methods that are not as a whole known to the parties or to those persons ordinarily skilled in the art

8.           The mere furnishing of any Information by the parties hereto is not a grant by implication. estoppel, or otherwise, of any license under any invention. trade secret, patent, trademark, or copyright now or hereafter owned or controlled by CLI. Any such right shall be the subject of a definitive agreement establishing its existence.

9.           This Agreement shall be interpreted under the laws of the State of Indiana, and both parties stipulate that venue is proper in the state and federal courts located in Indiana for any controversy or claim arising out of this Agreement of the disclosures made hereunder. The parties acknowledge that, in the event of a breach of this Agreement, the non-breaching party shall be entitled to injunctive and other equitable relief to protect its Information; as well as damages. reasonable attorney's fees, and expenses of litigation.

10.           In the event that any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction. such finding shall be valid only in that jurisdiction, and no other provision shall be affected.

11.           No waiver of any restriction or obligation in any instance shall be deemed to be a continuing waiver or a waiver in any other instance.

ARBOC	CONSOLIDATED LEISURE INDUSTRIES, LLC

By: /s/ James J. Bartel	By: /s/ Michael R. Terlep, Jr.
James J Bartel	Michael R. Terlep, Jr.
(Printed Name)	(Printed Name)
Title: President	Title: President
Date: 12/5/07	Date: 12/5/07